News Release

For Information:
Robin Brown
Executive Vice President
(803) 951-0507
rbrown@firstcommunitysc.com

Ray E. Jones Elected to First Community Board of Directors

December 16, 2020 (Lexington, SC) – First Community Corporation, headquartered in Lexington, South Carolina and the holding company of First Community Bank, is pleased to announce that Ray E. Jones, a Partner in the Columbia office of Parker Poe Adams & Bernstein LLP, Attorneys and Counselors at Law, has been named to its Board of Directors.

With more than 20 years of experience, Mr. Jones brings a wealth of knowledge of South Carolina businesses, local government, public finance, affordable housing and economic development and will be an invaluable asset.

“We are pleased to welcome Ray to the First Community team,” said Mike Crapps, President and CEO. “His experience and areas of expertise will add great value to so many important aspects of our business.”

In his role as Partner in the Columbia office of Parker Poe, Mr. Jones provides advice and counsel to a broad spectrum of clients in matters relating to public finance, local taxation, financing of affordable housing and economic development.

A native of Columbia, South Carolina, Mr. Jones attended the University of South Carolina where he received a Bachelor's in Finance, a Master’s in International Business Administration through the Darla Moore School of Business and a Juris Doctorate through the School of Law. He has since served on several boards and is the past Chairman of the Saluda Shoals Foundation.

“The board is extremely pleased to have Ray joining us,” said First Community Chairman of the Board, J. Thomas “Tommy” Johnson. “His extensive knowledge and diverse experience make him a wonderful addition, and I believe he will serve the company, our customers, our employees and our shareholders very well.”

First Community Bank, founded in 1995 and headquartered in Lexington, South Carolina, is a wholly owned subsidiary of First Community Corporation (NASDAQ: FCCO). First Community is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending, and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken and Greenville, South Carolina, markets, as well as the Augusta, Georgia area. For more information on First Community Bank, visit www.firstcommunitysc.com.

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